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                                                                     EXHIBIT 3.5


                               ARTICLES OF MERGER

                                       OF

                            READING MERGER SUB, INC.

                                  WITH AND INTO

                           READING ENTERTAINMENT, INC.

        THE UNDERSIGNED, as the Secretary of READING ENTERTAINMENT, INC., a Nevada corporation (the "Surviving Constituent Entity"), and the President of READING MERGER SUB, INC., a Nevada corporation (the "Merging Constituent Entity"), as and for the purposes of complying with the provisions of Chapter 92A of the Nevada Revised Statutes, and in order to effectuate the merger of the Merging Constituent Entity with and into the Surviving Constituent Entity, hereby certify as follows:

        FIRST: The name of the Merging Constituent Entity is READING MERGER SUB, INC. and its jurisdiction of organization is Nevada.

        SECOND: The name of the Surviving Constituent Entity is READING ENTERTAINMENT, INC. and its jurisdiction of organization is Nevada.

        THIRD: An agreement and plan of merger (the "Plan of Merger") has been approved and adopted by the respective Boards of Directors of the Merging Constituent Entity and the Surviving Constituent Entity.

        FOURTH: The Plan of Merger was submitted to the stockholders of the Surviving Constituent Entity. The stockholders of the Surviving Constituent Entity holding 7,449,364 shares of such entity's outstanding common stock, 70,000 shares of such entity's outstanding Series A voting cumulative convertible preferred stock and 550,000 shares of such entity's outstanding Series B voting cumulative convertible preferred stock, together voting as a single class, were entitled to vote on the Plan of Merger. The holders of common stock are entitled to one vote per share and the holders of Series A voting cumulative convertible preferred stock and Series B voting cumulative convertible preferred stock are each entitled to 9.64 votes per share. The stockholders of the Surviving Constituent Entity holding 6,443,128 shares of common stock, 550,000 shares of Series A voting cumulative convertible preferred stock and 70,000 shares of Series B voting cumulative convertible preferred stock, constituting 92.5% of those votes entitled to be cast, voted in favor of the Plan of Merger. The number of votes and percentage cast for the Plan of Merger by the holders of such outstanding common stock and preferred stock, voting as a single class, of the Surviving Constituent Entity was sufficient for approval.

        FIFTH: The Plan of Merger was submitted to the stockholders of the Merging Constituent Entity. The stockholders of the Merging Constituent Entity holding 100 shares of such entity's outstanding common stock were entitled to vote on the Plan of Merger and the stockholders of the Merging Constituent Entity holding 100 shares of such entity's outstanding common stock, constituting 100% of those votes entitled to be cast, voted in favor of the Plan of Merger. The number of votes and percentage cast for the Plan of Merger by the holders of common stock of the Merging Constituent Entity was sufficient for approval.

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        SIXTH: A copy of the complete executed Plan of Merger is on file and available for inspection at the place of business of the Surviving Constituent Entity, located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, and a copy of the Plan of Merger will be furnished by the Surviving Constituent Entity, on request, to any stockholder of either the Surviving Constituent Entity or the Merging Constituent Entity.

        SEVENTH: Article I of the Articles of Incorporation of the Surviving Constituent Entity shall be amended as a result of the Merger to read as follows:

                                    ARTICLE I
                                      NAME

                The name of the corporation is Reading Holdings, Inc. (the "Corporation").

        EIGHTH: The Surviving Constituent Entity's Certificate of Designation of Series A Voting Cumulative Convertible Preferred Stock and Series B Voting Cumulative Convertible Preferred Stock filed with the Nevada Secretary of State on December 29, 1999, shall not be amended in connection with or as a result of the Merger.

        NINTH: Pursuant to Section 92A.240 of the NRS, December 31, 2001 is hereby designated as the effective date of the Merger.




        IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger as of the 31st day of December 2001.

THE "SURVIVING CONSTITUENT ENTITY"

READING ENTERTAINMENT, INC.,
        a Nevada corporation

By:
   --------------------------------
     S. Craig Tompkins, Secretary

THE "MERGING CONSTITUENT ENTITY"

READING MERGER SUB, INC.,
     a Nevada corporation

By:
   --------------------------------
     S. Craig Tompkins, President